Exhibit 99.1

Change in Control and Severance Agreement

This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between [Name] (the “Executive”) and Elevation Oncology, Inc., a Delaware corporation (the “Company”), effective as of                                   (the “Effective Date”).

1.Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 3, 8, and 9 below, Executive will be entitled to the following benefits:

(a)Severance Benefits.  The Company shall pay the Executive [12 months][9 months][6 months]1 of his/her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). The Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)Continued Employee Benefits.  If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that the Executive is paid severance benefits pursuant to Section 1(a) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided, however, that such benefit shall in all cases be reduced by the amount of any benefits provided pursuant to the terms of the American Rescue Plan Act of 2021.  Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the period that the Executive is paid severance benefits pursuant to Section 1(a) after the Separation, provided that, any taxable payments under Section 1(b) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage).  However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 5(f) below spans two calendar years, then any payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year.  Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

(c)[Equity. Each of Executive’s then outstanding Equity Awards, excluding awards that would otherwise vest only upon or following satisfaction of performance criteria (including, for the avoidance of doubt, any awards subject to both performance-based and time-based vesting criteria), shall accelerate and become vested and exercisable as though Executive had provided an additional [twelve (12)] [nine (9)] months of service

1 CEO; other C-Level and SVPs; current VPs.

to the Company. Subject to Section 3, the accelerated vesting described above shall be effective as of the Separation.]2

2.CIC Qualifying Termination.  If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 3, 8, and 9 below, Executive will be entitled to the following benefits:

(a)Severance Payments.  The Company or its successor shall pay the Executive [18 months][12 months][9 months] months of his/her monthly base salary and [150%][100%][75%] of his/her annual target bonus, in each case, at the rate in effect immediately prior to the actions that resulted in the Separation.  Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)Equity.  Each of Executive’s then outstanding Equity Awards, excluding awards that would otherwise vest upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Award. As to outstanding Equity Awards that would vest only upon or following satisfaction of performance criteria (including, for the avoidance of doubt, any awards subject to both performance-based and time-based vesting criteria), such awards shall accelerate and become vested and exercisable as if such awards had been achieved at the greater of (x) actual achievement (as actually measured and determined as of the date of Executive’s Separation) or (y) target levels; provided, however, that the Company may specify, in any individual Equity Award agreement, that the acceleration provisions of such award agreement shall specifically overwrite the acceleration provisions set forth herein. Subject to Section 3, the accelerated vesting described above shall be effective (and the degree of acceleration determined, in the case of performance-based awards) as of the Separation.

(c)COBRA; Pay in Lieu of Continued Employee Benefits.  The Company or its successor shall provide the Executive with continuation of COBRA benefits or a cash benefit, in both cases on the same terms as set forth in Section 1(b) above, for the same period that the Executive is paid severance benefits pursuant to Section 2(a) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided, however, that such benefit shall in all cases be reduced by the amount of any benefits provided pursuant to the terms of the American Rescue Plan Act of 2021.

3.General Release.  Any other provision of this Agreement notwithstanding, the benefits under Section 1 and 2 shall not apply unless the Executive (i) has executed a general release of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.  The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”).  The Company will deliver the form of Release to the Executive within thirty (30) days after the Executive’s Separation, or such other time limit as is expressly provided in the Release documents; provided, however, that in all cases the Release must be executed and have become irrevocable within sixty (60) days following the date of the Executive’s Separation.

4.Accrued Compensation and Benefits.  Notwithstanding anything to the contrary in Section 1 and 2 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy.  In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein.

2 To be included for CEO & C-Suite/SVP only.

5.Definitions.

(a)“Cause” shall mean any of: (a) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a reasonable finding by the Board of Directors (the “Board”) that Executive has (i) engaged in dishonesty, willful misconduct or gross negligence , (ii) committed an act or inaction that in either case materially injures the reputation, business or business relationships of the Company, (iii) materially breached the terms of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company which breach is not cured within ten days written notice thereof; (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, [or (v) materially or continuously failed to perform in a manner satisfactory to the Board and consistent with your position,]3 provided that in the case of (iv) [and (v)]4 that Executive was given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board determines that such violation or failure is curable).

(b)“Code” means the Internal Revenue Code of 1986, as amended.

(c)“Change in Control.”  For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Plan, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5)(v) and (vii).

(d)“CIC Qualifying Termination” means a Separation within twelve (12) months following a Change in Control resulting from (i) the Company or its successor terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination.

(e)“Equity Awards” means all options to purchase shares of Company common stock, as well as all other stock-based awards granted to the Executive, including, but not limited to, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights.

(f)“Good Reason” means, without the Executive’s prior written consent, (i) any action by the Company which results in a material diminution in Executive’s position, authority, duties or responsibilities, (ii) a material reduction in the aggregate of Executive’s base compensation and benefits, other than a reduction in monthly base salary of no more than twenty percent (20%) as a result of across-the-board reductions or terminations affecting similarly situated employees of the Company, or (iii) the Company’s material breach of this Agreement; provided, however, that the conditions described immediately above in clauses (i) through (iii) shall not give rise to a termination for Good Reason, unless Executive has notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within thirty (30) days after the Company’s receipt of such written notice, and Executive actually terminates employment with the Company within ten (10) days of the earlier of: (i) (A) the end of such thirty (30) day cure period if the Company, or its affiliate or successor as applicable, has not cured such event or condition and (B) receipt of written notice from the Company, or its affiliate or successor as applicable, that it will not cure the event or condition that constitutes Good Reason.

(g)“Plan” means the Company’s 2021 Equity Incentive Plan, as may be amended from time to time.

(h)“Release Conditions” mean the following conditions: (i) Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired (without Executive having rescinded the executed Release).

3 To be included for all employees other than the CEO.

4 To be included for all employees other than the CEO.

(i)“Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from the Company terminating the Executive’s employment for any reason other than Cause. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

(j)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

6.Covenants.

(a)Non-Competition.  As a condition of receipt of any benefits under this Agreement upon a Qualifying Termination, the Executive shall agree, in addition to any non-competition obligation in existence in any other agreement with the Company (including any offer letter, employment agreement or proprietary information or confidentiality agreement), that during the 12-month period following the Executive’s termination of service with the Company for any reason, the Executive shall not in any capacity, whether directly or indirectly, engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

(b)Non-Solicitation.  As a condition of receipt of any benefits under this Agreement upon a Qualifying Termination, the Executive shall agree, in addition to any non-solicitation obligation in existence in any other agreement with the Company (including any offer letter, employment agreement or proprietary information or confidentiality agreement), that during the 12-month period following the Executive’s termination of service with the Company for any reason, the Executive shall not in any capacity, whether directly or indirectly, solicit or attempt to solicit away from the Company any of its officers or employees; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 6(b).

7.Successors.

(a)Company’s Successors.  The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)Executive’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.[Golden Parachute Taxes.

(a)Best After-Tax Result.  In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 7, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate.  The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section.  The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section.  In the event that Section 7(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount).  If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 7(b) hereof shall apply, and the enforcement of Section 7(b) shall be the exclusive remedy to the Company.

(b)Adjustments.  If, notwithstanding any reduction described in Section 7(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.”  The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized.  Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments.  If the Excise Tax is not eliminated pursuant to this Section 7(b), Executive shall pay the Excise Tax.]5

9.Miscellaneous Provisions.

(a)Section 409A.  To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where

5 To be included for CEO & C-Suite/SVP only.

such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.  To the extent any nonqualified deferred compensation subject to Section 409A of the Code payable to the Executive hereunder could be paid in one or more taxable years depending upon the Executive completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning the Release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A of the Code.

(b)Other Arrangements.  This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits.  In no event shall any individual receive cash severance benefits under both this Agreement and any other vesting acceleration, severance pay or salary continuation program, plan or other arrangement with the Company.  For the avoidance of doubt, in no event shall Executive receive payment under both Section 1 and Section 2 with respect to Executive’s Separation.  In no event will Executive be entitled to equity acceleration or severance benefits under both this policy and any other acceleration or severance policies or programs sponsored by the Company.  Notwithstanding the foregoing, the vesting acceleration benefits described herein may be superseded in award agreements entered into or amended following the date of this Agreement, provided that any such superseding award agreements expressly reference and overwrite the terms of this Agreement.

(c)Dispute Resolution.  To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in New York City, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures.  Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid.  In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)No Retention Rights.  Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware (other than its choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	ELEVATION ONCOLOGY, INC.

By:
Title: